Exhibit 2.1
AMENDMENT TO AGREEMENT AND PLAN OF MERGER
     This AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made and entered into as of July 10, 2009 by and among Din Global Corp., a Delaware corporation (“Parent”), ENP Acquisition, Inc., a Delaware corporation (“Merger Sub”), and En Pointe Technologies, Inc., a Delaware corporation (the “Company”).
RECITALS
     WHEREAS, Parent, Merger Sub and the Company are parties to an Agreement and Plan of Merger dated March 11, 2009 (the “Merger Agreement”);
     WHEREAS, Article VII, Section 7.03 of the Merger Agreement provides that the Merger Agreement may be amended in a writing signed by the parties thereto; and
     WHEREAS, the parties desire to amend the Merger Agreement to provide that the “Outside Date” will be August 14, 2009.
AGREEMENT
     NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Amendment, and subject to the conditions set forth herein, the parties hereto, intending to be legally bound hereby, agree as follows:
          Section 1. Amendment; Interpretation. The Merger Agreement is amended as set forth in this Amendment. Except as specifically provided for in this Amendment, all of the terms and conditions of the Merger Agreement shall remain in full force and effect and nothing in this Amendment will be construed as a waiver of any of the rights or obligations of the parties under the Merger Agreement. Each reference in the Merger Agreement to “hereof,” “hereunder” and “this Agreement” shall, from and after the date of this Amendment, refer to the Merger Agreement, as amended by this Amendment. Any singular term in this Amendment shall be deemed to include the plural, and any plural term the singular.
          Section 2. Definitions. Capitalized terms used but not defined in this Amendment shall have the respective meanings ascribed to them in the Merger Agreement.
          Section 3. Amendment to Article VII, Section 7.01(b)(1) of the Merger Agreement. Article VII, Section 7.01(b)(i) of the Merger Agreement is hereby amended and restated as follows:
“if the Merger shall not have been consummated on or before August 14, 2009 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party whose breach of a representation, warranty, covenant or agreement in this Agreement has (directly or indirectly) in whole or in material part been a cause of or resulted in the failure of the Merger to be consummated on or before such date;”

     Section 4. Counterparts. This Amendment may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by all of the parties and delivered to the other parties.
     Section 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the conflict of law principles that would require the application of the law of another jurisdiction.
[Signature Page Follows]

     IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to Agreement and Plan of Merger to be signed by its respective officers hereunto duly authorized, all as of the date first written above.

DIN GLOBAL CORP.

By: Name:	/s/ Attiazaz “Bob” Din Attiazaz “Bob” Din
Title:	President

ENP ACQUISITION, INC.

By:	/s/ Attiazaz “Bob” Din

Name:	Attiazaz “Bob” Din
Title:	President

EN POINTE TECHNOLOGIES, INC.

By:	/s/ Timothy J. Lilligren

Name:	Timothy J. Lilligren
Title:	Director and Chairman of the Independent Committee of the Board of Directors
[Signature Page to Amendment to Agreement and Plan of Merger Agreement]